ILLINOVA EXTENDS ILLINOIS POWER CUMULATIVE PREFERRED STOCK TENDER OFFER AND
  CONSENT SOLICITATION

    HOUSTON--March 25, 2002--Illinova Corporation, a wholly owned subsidiary of Dynegy Inc. (NYSE:DYN), today extended its offer to purchase for cash, any and all outstanding shares of cumulative preferred stock of Illinois Power Company (NYSE:IPC), Dynegy's transmission and distribution subsidiary, from the prior expiration date of 12:00 midnight, New York City time on Friday, March 22, 2002 to 5:00 p.m. New York City time on Tuesday, March 26, 2002.

    Illinois Power also extended its related consent solicitation from the prior expiration date of 12:00 midnight, New York City time on Friday, March 22, 2002 to 5:00 p.m. New York City time on Tuesday, March 26, 2002. The rights to withdraw shares tendered and to revoke consents granted have also been extended. The terms of the extended offer and solicitation remain unchanged from the original offer and solicitation as set forth in the offering materials. Payment for all validly tendered and/or consented and accepted shares is expected to be made on or about March 28, 2002.

    Based on a preliminary count by Mellon Investor Services, L.L.C., the depositary and information agent for the tender offer and consent solicitation, Illinova Corporation and IPC expect to successfully close the tender offer and consent solicitation on March 26, 2002.

    According to Mellon Investor Services, L.L.C.'s preliminary count, as of 12:00 midnight, Friday, March 22, 2002, in aggregate, 72% of the holders of record consented and the following number of shares of IPC's cumulative preferred stock tendered and not withdrawn was as follows:

SERIES                             CUSIP NO.    SHARES TENDERED
------                            -----------   ---------------
4.08% Cumulative Preferred        452092-20-8
Stock...........................                    132,911
4.20% Cumulative Preferred        452092-30-7
Stock...........................                     94,145
4.26% Cumulative Preferred        452092-40-6
Stock...........................                     70,362
4.42% Cumulative Preferred        452092-50-5
Stock...........................                     69,109
4.70% Cumulative Preferred        452092-60-4
Stock...........................                    107,528
7.75% Cumulative Preferred        452092-79-4
Stock...........................                    182,681

CONTACT:

    Dynegy Inc., Houston
    Media:
    John Sousa, Steve Stengel or Claudia Morlan, 713/767-5800 or
    Analysts:
    Arthur Shannon or Katie Pipkin, 713/507-6466